Exhibit 99
Best Buy Reports Better-than-Expected Third Quarter Results
Enterprise Comparable Sales Increased 4.3%
GAAP Diluted EPS Increased 27% to $0.99
Non-GAAP Diluted EPS Increased 19% to $0.93
Closes acquisition of GreatCall
Raises FY19 Financial Guidance

MINNEAPOLIS, November 20, 2018 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the third quarter ended November 3, 2018 (“Q3 FY19”), as compared to the third quarter ended October 28, 2017 (“Q3 FY18”).

	Q3 FY19	Q3 FY18
Revenue ($ in millions):
Enterprise	$9,590	$9,320
Domestic segment	$8,756	$8,491
International segment	$834	$829
Enterprise comparable sales % change	4.3%	4.4%
Domestic comparable sales % change	4.3%	4.5%
Domestic comparable online sales % change	12.6%	22.3%
International comparable sales % change	3.7%	3.8%
Operating Income:
GAAP operating income as a % of revenue	3.4%	3.8%
Non-GAAP operating income as a % of revenue	3.5%	3.7%
Diluted Earnings per Share ("EPS"):
GAAP diluted EPS	$0.99	$0.78
Non-GAAP diluted EPS	$0.93	$0.78
For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

“Our team just delivered another strong quarter with 4.3% comparable sales growth and better-than-expected earnings growth,” said Hubert Joly, Best Buy chairman and CEO. “Similar to the first half of the year, our topline performance was helped by a favorable environment and driven by how customers are responding to the unique and elevated experience we are building. We have continued to make significant progress against our Best Buy 2020: Building the New Blue strategy, including expanding our In-Home Advisor program, growing our Total Tech Support members and completing the acquisition of GreatCall, a leading connected health services provider for aging consumers. We are energized by our continued momentum and overall performance and see significant value-generation opportunity ahead of us by successfully enriching lives with technology and providing services and solutions that solve real customer needs.”

Joly continued, “The holiday season is here, and our team has put together a best-in-class assortment, prepared an amazing set of deals, and ensured we have great inventory availability across all the product categories we carry. In addition, we have continued to enhance our digital shopping experience and further improved our shipping speed, allowing us to delight customers with fast and free delivery. Customers can come to us online and use our Gift

Center or talk to any of our Blue Shirt Associates, Geek Squad Agents or In-Home Advisors for help finding the perfect gift for everyone on their list this holiday.”

Best Buy CFO Corie Barry commented, “We are raising our full-year guidance for revenue and EPS to reflect the outperformance in the third quarter. Our guidance for Q4 is consistent with the expectations that were implied in the full-year guidance we provided last quarter. We expect comparable sales growth to be flat to up 3% and non-GAAP EPS in the range of $2.48 to $2.58.”

FY19 Financial Guidance

Note: FY19 has 52 weeks compared to 53 weeks in FY18. The extra week occurred in Q4 FY18 and was approximately $760 million in revenue and approximately $0.20 of non-GAAP diluted EPS.

Best Buy is raising its full-year FY19 financial outlook to the following:

•	Enterprise revenue of $42.5 billion to $42.9 billion

•	Enterprise comparable sales growth of 4.0% to 5.0%[1]

•	Enterprise non-GAAP operating income rate of approximately 4.5%[2], flat to FY18 on a 52-week basis

•	Non-GAAP effective income tax rate of approximately 24.0%[2]

•	Non-GAAP diluted EPS of $5.09 to $5.19[2], growth of 15% to 17%, versus previous guidance of $4.95 to $5.10

Best Buy is providing the following Q4 FY19 financial outlook:

•	Enterprise revenue of $14.4 billion to $14.8 billion

•	Enterprise comparable sales growth of 0.0% to 3.0%

•	Domestic comparable sales growth of 0.0% to 3.0%

•	International comparable sales growth of 0.0% to 3.0%

•	Non-GAAP effective income tax rate of approximately 25.0%[2]

•	Diluted weighted average share count of approximately 275 million

•	Non-GAAP diluted EPS of $2.48 to $2.58[2]

Domestic Segment Q3 FY19 Results

Domestic Revenue
Domestic revenue of $8.76 billion increased 3.1% versus last year, driven by comparable sales growth of 4.3%, partially offset by the loss of revenue from 287 Best Buy Mobile and 19 large-format store closures over the past year. The comparable sales growth of 4.3% included an approximate 70-basis point negative impact from a calendar shift resulting from the extra week in FY18.

From a merchandising perspective, the company generated comparable sales growth across multiple categories, with the largest drivers being mobile phones, gaming, appliances, wearables, headphones and smart home. These positive drivers were partially offset by a decline in the tablet category.

Domestic online revenue of $1.21 billion increased 12.6% on a comparable basis, primarily due to higher conversion rates and increased traffic. As a percentage of total Domestic revenue, online revenue increased 110 basis points to 13.8% versus 12.7% last year.

Domestic Gross Profit Rate
Domestic gross profit rate was 24.4% versus 24.7% last year. The gross profit rate decline of approximately 30 basis points was driven primarily by higher supply chain costs, including both investments and higher transportation costs, and the national rollout of the Total Tech Support offer. These pressures were partially offset by improved product margin rates, which included the benefit of gross profit optimization initiatives.

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic GAAP SG&A expenses were $1.82 billion, or 20.8% of revenue, versus $1.75 billion, or 20.6% of revenue, last year. On a non-GAAP basis, SG&A expenses were $1.81 billion, or 20.6% of revenue, versus $1.75 billion, or 20.6% of revenue, last year. Both GAAP and non-GAAP SG&A increased primarily due to: (1) growth investments, including specialty labor and depreciation; (2) higher incentive compensation; (3) GreatCall operating expenses; and (4) higher variable costs due to increased revenue. These increases were partially offset by cost reductions. Additionally, GAAP SG&A expenses in Q3 FY19 were higher by $18 million due to expenses related to the GreatCall acquisition, which included $13 million related to one-time transaction costs and $5 million related to the amortization of intangible assets.

International Segment Q3 FY19 Results

International Revenue
International revenue of $834 million increased 0.6% versus last year. This increase was primarily driven by comparable sales growth of 3.7%, due to both Canada and Mexico, and sales from six new large-format store locations opened in Mexico in the past year. These items were partially offset by approximately 460 basis points of negative foreign currency impact.

International Gross Profit Rate
International gross profit rate of 22.2% was flat to last year.

International SG&A
International SG&A was $178 million, or 21.3% of revenue, versus $181 million, or 21.8% of revenue, last year. SG&A decreased primarily due to the favorable impact of foreign exchange rates.

GreatCall Acquisition

On October 1, 2018, the company completed the acquisition of GreatCall, Inc. for net cash consideration of $792 million. GreatCall financial results are consolidated and reported within the Domestic segment for the approximately five-week stub period.

Dividends and Share Repurchases

In Q3 FY19, the company returned a total of $493 million to shareholders through dividends of $123 million and share repurchases of $370 million, or 4.8 million shares. On a year-to-date basis, the company has returned a total of $1.52 billion to shareholders through dividends of $376 million and share repurchases of $1.14 billion, or 15.4 million shares. On March 1, 2018, the company announced the intent to spend $1.5 billion on share repurchases during FY19.

Income Taxes

In Q3 FY19, the GAAP effective tax rate was 16.1% versus 30.4% last year. On a non-GAAP basis, the effective tax rate was 22.7% versus 30.4% last year. Both the GAAP and non-GAAP effective tax rates were lower due to the impacts from the Tax Cuts and Jobs Act of 2017, which included a reduction in the U.S. statutory corporate tax rate, partially offset by a decrease in excess tax benefits associated with stock-based compensation recorded in the current year period. Additionally, the GAAP effective tax rate included a benefit of approximately 690 basis points due to adjustments made to provisional tax expense recorded in Q4 FY18 associated with the enactment of the Tax Cuts and Jobs Act.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on November 20, 2018. A webcast of the call is expected to be available at www.investors.bestbuy.com, both live and after the call.

Notes:
(1) On March 1, 2018, the company announced its intent to close all of the remaining 257 Best Buy Mobile stand-alone stores in the U.S. As a result, all revenue related to these stores has been excluded from the comparable sales calculation beginning in March 2018.

(2) A reconciliation of the projected non-GAAP operating income, non-GAAP effective income tax rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; litigation settlements; goodwill impairments; gains and losses on investments; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which the company operates, changes in consumer preferences or confidence, changes in consumer spending and debt levels, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties), competitive initiatives of competitors (including pricing actions and promotional activities), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, the effects of tax reform, foreign currency fluctuation, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees and management, failure to achieve anticipated expense and cost reductions, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which the company will incur costs, development of new businesses, failure to complete or achieve anticipated benefits of acquisitions or other transactions (including our recent acquisition of GreatCall), including, with respect to such transactions, the risks that revenues following the transactions may be lower than expected, operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, and suppliers) may be greater than expected and the risk that the company may assume unexpected risks and liabilities, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on April 2, 2018. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Shelman
(612) 291-7735 or mollie.obrien@bestbuy.com	(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Revenue	$9,590	$9,320	$28,078	$26,788
Cost of goods sold	7,266	7,040	21,400	20,333
Gross profit	2,324	2,280	6,678	6,455
Gross profit %	24.2%	24.5%	23.8%	24.1%
Selling, general and administrative expenses	2,002	1,932	5,709	5,484
SG&A %	20.9%	20.7%	20.3%	20.5%
Restructuring charges	—	(2)	47	—
Operating income	322	350	922	971
Operating income %	3.4%	3.8%	3.3%	3.6%
Other income (expense):
Gain on sale of investments	12	—	12	—
Investment income and other	11	12	35	30
Interest expense	(15)	(20)	(53)	(57)
Earnings before income tax expense	330	342	916	944
Income tax expense	53	104	187	309
Effective tax rate	16.1%	30.4%	20.4%	32.7%
Net earnings from continuing operations	$277	$238	$729	$635
Gain from discontinued operations, net of tax	—	1	—	1
Net earnings	$277	$239	$729	$636

Basic earnings per share	$1.01	$0.80	$2.62	$2.09
Diluted earnings per share	$0.99	$0.78	$2.57	$2.05

Dividends declared per common share	$0.45	$0.34	$1.35	$1.02

Weighted-average common shares outstanding
Basic	274.3	299.1	278.6	304.1
Diluted	279.3	305.4	283.8	310.6

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	November 3, 2018	October 28, 2017
Assets
Current assets
Cash and cash equivalents	$1,228	$1,103
Short-term investments	76	2,237
Receivables, net	921	971
Merchandise inventories	8,168	6,663
Other current assets	508	431
Total current assets	10,901	11,405
Property and equipment, net	2,525	2,352
Goodwill	921	425
Other assets	653	603
Total assets	$15,000	$14,785

Liabilities and equity
Current liabilities
Accounts payable	$7,964	$6,587
Unredeemed gift card liabilities	281	375
Deferred revenue	449	426
Accrued compensation and related expenses	349	331
Accrued liabilities	844	888
Current portion of long-term debt	46	545
Total current liabilities	9,933	9,152
Long-term liabilities	775	697
Long-term debt	1,280	784
Equity	3,012	4,152
Total liabilities and equity	$15,000	$14,785

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Nine Months Ended
	November 3, 2018	October 28, 2017
Operating activities
Net earnings	$729	$636
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	550	500
Restructuring charges	47	—
Stock-based compensation	92	97
Deferred income taxes	15	4
Other, net	(10)	(5)
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	121	413
Merchandise inventories	(2,950)	(1,811)
Other assets	(45)	(36)
Accounts payable	3,085	1,530
Other liabilities	(400)	(187)
Income taxes	(127)	62
Total cash provided by operating activities	1,107	1,203

Investing activities
Additions to property and equipment	(619)	(489)
Purchases of investments	—	(4,047)
Sales of investments	1,970	3,518
Acquisition of a business, net of cash acquired	(792)	—
Other, net	15	2
Total cash provided by (used in) investing activities	574	(1,016)

Financing activities
Repurchase of common stock	(1,144)	(1,138)
Issuance of common stock	37	145
Dividends paid	(376)	(310)
Borrowings of debt	498	—
Repayments of debt	(535)	(31)
Other, net	(6)	(1)
Total cash used in financing activities	(1,526)	(1,335)

Effect of exchange rate changes on cash	(16)	15
Increase (decrease) in cash, cash equivalents and restricted cash	139	(1,133)
Cash, cash equivalents and restricted cash at beginning of period[1]	1,300	2,433
Cash, cash equivalents and restricted cash at end of period[1]	$1,439	$1,300

(1)	Included within the beginning and ending cash, cash equivalents and restricted cash balances is restricted cash recorded within Other current assets on the Condensed Consolidated Balance Sheets.

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

	Three Months Ended		Nine Months Ended
Domestic Segment Results	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Revenue	$8,756	$8,491	$25,807	$24,675
Comparable sales % change	4.3%	4.5%	5.8%	3.8%
Comparable online sales % change	12.6%	22.3%	11.5%	25.3%
Gross profit	$2,139	$2,096	$6,159	$5,952
Gross profit as a % of revenue	24.4%	24.7%	23.9%	24.1%
SG&A	$1,824	$1,751	$5,201	$4,993
SG&A as a % of revenue	20.8%	20.6%	20.2%	20.2%
Operating income	$315	$345	$911	$959
Operating income as a % of revenue	3.6%	4.1%	3.5%	3.9%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,139	$2,096	$6,159	$5,952
Gross profit as a % of revenue	24.4%	24.7%	23.9%	24.1%
SG&A	$1,806	$1,751	$5,177	$4,993
SG&A as a % of revenue	20.6%	20.6%	20.1%	20.2%
Operating income	$333	$345	$982	$959
Operating income as a % of revenue	3.8%	4.1%	3.8%	3.9%

	Three Months Ended		Nine Months Ended
International Segment Results	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Revenue	$834	$829	$2,271	$2,113
Comparable sales % change	3.7%	3.8%	5.8%	4.2%
Gross profit	$185	$184	$519	$503
Gross profit as a % of revenue	22.2%	22.2%	22.9%	23.8%
SG&A	$178	$181	$508	$491
SG&A as a % of revenue	21.3%	21.8%	22.4%	23.2%
Operating income	$7	$5	$11	$12
Operating income as a % of revenue	0.8%	0.6%	0.5%	0.6%

International Segment Non-GAAP Results[1]
Gross profit	$185	$184	$519	$503
Gross profit as a % of revenue	22.2%	22.2%	22.9%	23.8%
SG&A	$178	$181	$507	$491
SG&A as a % of revenue	21.3%	21.8%	22.3%	23.2%
Operating income	$7	$3	$12	$12
Operating income as a % of revenue	0.8%	0.4%	0.5%	0.6%

(1)	For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Consumer Electronics	31%	31%	3.7%	3.5%
Computing and Mobile Phones	47%	48%	3.1%	3.5%
Entertainment	6%	6%	12.4%	4.1%
Appliances	11%	10%	8.4%	13.5%
Services	5%	5%	1.9%	3.2%
Other	—%	—%	N/A	N/A
Total	100%	100%	4.3%	4.5%

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Consumer Electronics	26%	27%	(0.6)%	4.5%
Computing and Mobile Phones	51%	52%	2.0%	0.6%
Entertainment	7%	6%	10.8%	7.8%
Appliances	8%	8%	11.7%	49.0%
Services	6%	5%	15.0%	(15.1)%
Other	2%	2%	43.8%	N/A
Total	100%	100%	3.7%	3.8%

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, presented non-GAAP measures include adjustments for items such as restructuring charges, goodwill impairments, gains and losses on investments, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	November 3, 2018			October 28, 2017
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$1,824	$178	$2,002	$1,751	$181	$1,932
% of revenue	20.8%	21.3%	20.9%	20.6%	21.8%	20.7%
Acquisition-related transaction costs[1]	(13)	—	(13)	—	—	—
Intangible asset amortization[1]	(5)	—	(5)	—	—	—
Non-GAAP SG&A	$1,806	$178	$1,984	$1,751	$181	$1,932
% of revenue	20.6%	21.3%	20.7%	20.6%	21.8%	20.7%

Operating income	$315	$7	$322	$345	$5	$350
% of revenue	3.6%	0.8%	3.4%	4.1%	0.6%	3.8%
Acquisition-related transaction costs[1]	13	—	13	—	—	—
Intangible asset amortization[1]	5	—	5	—	—	—
Restructuring charges	—	—	—	—	(2)	(2)
Non-GAAP operating income	$333	$7	$340	$345	$3	$348
% of revenue	3.8%	0.8%	3.5%	4.1%	0.4%	3.7%

Effective tax rate			16.1%			30.4%
Tax reform - repatriation tax[2]			5.4%			—%
Tax reform - deferred tax rate change[2]			1.5%			—%
Acquisition-related transaction costs[1]			(0.6)%			—%
Intangible asset amortization[1]			(0.3)%			—%
(Gain) loss on investments, net			0.6%			0.1%
Restructuring charges			—%			(0.1)%
Non-GAAP effective tax rate			22.7%			30.4%

	Three Months Ended			Three Months Ended
	November 3, 2018			October 28, 2017
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$0.99			$0.78
Tax reform - repatriation tax[2]	$—	$(18)	(0.06)	$—	$—	—
Tax reform - deferred tax rate change[2]	—	(5)	(0.02)	—	—	—
Acquisition-related transaction costs[1]	13	10	0.03	—	—	—
Intangible asset amortization[1]	5	4	0.02	—	—	—
(Gain) loss on investments, net	(12)	(9)	(0.03)	1	1	—
Restructuring charges	—	—	—	(2)	(1)	—
Non-GAAP diluted EPS			$0.93			$0.78

	Nine Months Ended			Nine Months Ended
	November 3, 2018			October 28, 2017
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$5,201	$508	$5,709	$4,993	$491	$5,484
% of revenue	20.2%	22.4%	20.3%	20.2%	23.2%	20.5%
Acquisition-related transaction costs[1]	(13)	—	(13)	—	—	—
Intangible asset amortization[1]	(5)	—	(5)	—	—	—
Tax reform-related item - employee bonus[2]	(6)	(1)	(7)	—	—	—
Non-GAAP SG&A	$5,177	$507	$5,684	$4,993	$491	$5,484
% of revenue	20.1%	22.3%	20.2%	20.2%	23.2%	20.5%

Operating income	$911	$11	$922	$959	$12	$971
% of revenue	3.5%	0.5%	3.3%	3.9%	0.6%	3.6%
Restructuring charges[3]	47	—	47	—	—	—
Acquisition-related transaction costs[1]	13	—	13	—	—	—
Intangible asset amortization[1]	5	—	5	—	—	—
Tax reform-related item - employee bonus[2]	6	1	7	—	—	—
Non-GAAP operating income	$982	$12	$994	$959	$12	$971
% of revenue	3.8%	0.5%	3.5%	3.9%	0.6%	3.6%

Effective tax rate			20.4%			32.7%
Tax reform - repatriation tax[2]			1.9%			—%
Tax reform - deferred tax rate change[2]			0.5%			—%
Restructuring charges[3]			0.1%			—%
(Gain) loss on investments, net			—%			0.1%
Non-GAAP effective tax rate			22.9%			32.8%

	Nine Months Ended			Nine Months Ended
	November 3, 2018			October 28, 2017
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$2.57			$2.05
Tax reform - repatriation tax[2]	$—	$(18)	(0.06)	$—	$—	—
Tax reform - deferred tax rate change[2]	—	(5)	(0.02)	—	—	—
Restructuring charges[3]	47	36	0.13	—	—	—
Acquisition-related transaction costs[1]	13	10	0.03	—	—	—
Intangible asset amortization[1]	5	4	0.01	—	—	—
Tax reform-related item - employee bonus[2]	7	5	0.02	—	—	—
(Gain) loss on investments, net	(12)	(9)	(0.03)	6	4	0.01
Non-GAAP diluted EPS			$2.65			$2.06

(1)
Represents charges associated with the acquisition of GreatCall, Inc., including 1) acquisition-related transaction costs primarily comprised of professional fees, and 2) the non-cash amortization of definite-lived intangible assets, including customer relationships, tradenames and technology.

(2)
Represents adjustments to the provisional tax expense recorded in Q4 FY18 resulting from the Tax Cuts and Jobs Act of 2017 ("tax reform") enacted into law in Q4 FY18, including adjustments associated with a deemed repatriation tax and the revaluation of deferred tax assets and liabilities, as well as adjustments to tax reform-related items announced in response to future tax savings created by tax reform, including a one-time bonus for certain employees.

(3)	Represents charges primarily associated with the closure of our Best Buy Mobile stand-alone stores in the U.S.

(4)
The non-GAAP adjustments relate primarily to adjustments in the United States and Canada. As such, the income tax charge is calculated using the statutory tax rates for the United States (24.5% for the periods ended November 3, 2018, and 38.0% for the periods ended October 28, 2017) and Canada (26.9% for the periods ended November 3, 2018, and 26.6% for the periods ended October 28, 2017), applied to the non-GAAP adjustments of each country.

Return on Assets and Non-GAAP Return on Invested Capital
The following table includes a reconciliation to the calculation of return on assets ("ROA") (GAAP financial measure), along with the calculation of non-GAAP return on invested capital (“ROIC”) for total operations, which includes both continuing and discontinued operations, (non-GAAP financial measure) for the periods presented.

The company defines non-GAAP ROIC as non-GAAP net operating profit after tax divided by average invested capital using the trailing four-quarter average. The company believes non-GAAP ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the use of capital and believes non-GAAP ROIC is an important component of shareholders' return over the long term. This method of determining non-GAAP ROIC may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Calculation of Return on Assets ("ROA")	November 3, 2018[1]	October 28, 2017[1]
Net earnings	$1,093	$1,243
Total assets	13,031	13,760
ROA	8.4%	9.0%

Calculation of Non-GAAP Return on Invested Capital ("ROIC")	November 3, 2018[1]	October 28, 2017[1]
Net Operating Profit After Taxes ("NOPAT")
Operating income - continuing operations	$1,794	$1,852
Operating income - discontinued operations	—	1
Total operating income	1,794	1,853
Add: Operating lease interest[2]	233	235
Add: Non-GAAP operating income adjustments[3]	182	9
Add: Investment income	53	46
Less: Income taxes[4]	(677)	(802)
Non-GAAP NOPAT	$1,585	$1,341

Average Invested Capital
Total assets	$13,031	$13,760
Less: Excess cash[5]	(1,916)	(3,185)
Add: Capitalized operating lease obligations[6]	3,891	3,910
Total liabilities	(9,723)	(9,334)
Exclude: Debt[7]	1,218	1,349
Average Invested Capital	$6,501	$6,500

Non-GAAP ROIC	24.4%	20.6%

(1)
Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the four quarters ended as of each of the balance sheet dates.

(2)
Operating lease interest represents the add-back to operating income to properly reflect the total interest expense that the company would incur, if its operating leases were capitalized or owned. The add-back is calculated by multiplying the trailing 12-month total rent expense by 30%. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio.

(3)
Includes adjustments for tax reform-related items, restructuring charges and acquisition-related costs. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within our quarterly earnings releases.

(4)
Income taxes are calculated using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. (with a statutory rate ranging from 24.5% to 38.0% for the periods presented) and Canada (with a statutory rate ranging from 26.6% to 26.9% for the periods presented).

(5)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from the company’s calculation of average invested capital to show their exclusion from total assets.

(6)
Capitalized operating lease obligations represent the estimated assets that the company would record, if the company's operating leases were capitalized or owned. The obligation is calculated by multiplying the trailing 12-month total rent expense by the multiple of five. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio.

(7)
Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to the company’s calculation of average invested capital to show its exclusion from total liabilities.